UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2006

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-24557	54-1874630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 500 McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (703) 584-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           Cardinal Financial Corporation (the “Company”) appointed Kendal E. Carson as its President effective March 6, 2006.  He was also appointed Senior Executive Vice President of Cardinal Bank, a wholly owned subsidiary of the Company.

Mr. Carson, who is 49, is the former President and Chief Executive Officer of United Bank of Virginia, which is headquartered in Tysons Corner, and former Executive Vice President, United Bankshares, Inc., the holding company for United Bank of Virginia.  He held these positions from February 2000 until his departure from United Bank in February 2006.

The Company and Mr. Carson will formalize the terms of his employment in an employment contract that has an initial three-year term, with one-year rolling renewals until it terminates after five years.  The terms of Mr. Carson’s employment provide for his services as the President of the Company and as Senior Executive Vice President of Cardinal Bank.  He will receive a base salary of $250,000 and an option to purchase 75,000 shares of the Company’s common stock, which will vest 20% per year on the anniversary date of the grant.  He will also be eligible for annual bonuses and stock incentive awards at the discretion of the Company’s Board of Directors.  Mr. Carson will participate in any employee benefit compensation plan offered by the Company, including the Company’s supplemental employment retirement plan.  The employment contract will provide for a lump-sum severance payment in the event of a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL FINANCIAL CORPORATION
(Registrant)

Date: March 9, 2006	By:	/s/ Robert A. Cern
Robert A. Cern
Executive Vice President and Chief Financial Officer